Exhibit 99.1

FOR IMMEDIATE RELEASE

April 19, 2024

Analysts:     Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media:     Tracy Pesho (corpmedia@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Declares Quarterly Cash Dividends
On Its Common and Preferred Stocks

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable July 1, 2024, to shareholders of record on June 17, 2024.

In addition, the Board declared quarterly cash dividends on six series of its preferred stock:

•A quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $20.72542254 per share (equivalent to $0.5181356 per depositary receipt share).
•A quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AL8) of $2,141.07 per share (equivalent to $21.4107 per depositary receipt share).
•A quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share).
•A quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share).
•A quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share).
•A quarterly cash dividend on its 6.875% Series J Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANL) of $17.19 per share (equivalent to $0.42975 per depositary share).

All six preferred stock cash dividends are payable July 15, 2024, to their respective shareholders of record on July 1, 2024.

About Huntington
Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $194 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 970 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.